UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/11/2007

SHARPER IMAGE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15827

DELAWARE	94-2493558
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

350 THE EMBARCADERO, 6TH FLOOR
SAN FRANCISCO, CALIFORNIA 94105
(Address of principal executive offices, including zip code)

(415) 445-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 11, 2007, Sharper Image Corporation (the "Company") announced that Rebecca L. Roedell has accepted an offer to assume the role of Chief Financial Officer of the Company and is expected to commence this position on or about May 31, 2007. At the time of Ms. Roedell's commencement of the CFO position, Daniel W. Nelson, who has been serving as the Company's Interim Chief Financial Officer, will step down from that position, and return to his previous position as Senior Vice President, Controller and Principal Accounting Officer.

Ms. Roedell, age 39, was most recently with Tower Records, where she served as Chief Financial Officer and Senior Executive Vice President from 2005 to May 2007 and held other senior financial positions with Tower Records from December 2002 to 2005. From June 2002 to December 2002, Ms. Roedell was Senior Assurance Manager at KPMG. Prior to KPMG, Ms. Roedell was employed in the audit division of Arthur Anderson.

Pursuant to the terms of an offer letter between the Company and Ms. Roedell, her compensation will include an annual base salary of $300,000 and an annual target bonus opportunity of 40% of her base salary, with her actual bonus to be based on achievement of performance goals set by the Board of Directors or Compensation Committee each year, except that her bonus for the 2007 fiscal year will be no less than 50% of her target bonus, prorated for her first partial year of employment. She will receive options to purchase 40,000 shares of the Company's common stock, with vesting over four years and an exercise price per share equal to the fair market value of the Company's common stock on the grant date. In addition to other employee benefits, she will receive a relocation package and, if she is terminated without cause, she will be eligible to receive severance benefits under the Company's Executive Severance Pay Policy previously filed by the Company. In the interim period before she assumes the role of Chief Financial Officer, she has agreed to serve as a consultant to the Company.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: May 11, 2007	By:	/s/ Daniel W. Nelson
Daniel W. Nelson
Senior Vice President, Interim Chief Financial Officer